Exhibit 10.38

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

THIS AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT (the “Amendment”) is entered into as of October 24, 2005 (the “Amendment Effective Date”) by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (“Amylin”), and ALKERMES CONTROLLED THERAPEUTICS INC. II, a Pennsylvania corporation (“ACTII”).

WHEREAS, ACTII and Amylin are parties to that certain Development and License Agreement dated May 15, 2000 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.             Definitions.

1.1          All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

1.2          Section 1.16 of the Agreement is hereby amended and restated in its entirety as follows:

“1.16       “Inventions” means any inventions or discoveries, whether or not patentable, conceived pursuant to (i) the Product Development Plan during the term of this Agreement or within three (3) months thereafter and (ii) the Project Plan or the provision of Ongoing Technical Support during the term of the Tech Transfer Agreement or within three (3) months thereafter.”

1.3          Section 1.29 of the Agreement is hereby amended and restated in its entirety as follows:

“1.29       [INTENTIONALLY OMITTED]”

1.4          The following new sections, beginning with Section 1.34, are hereby inserted at the end of Section 1 of the Agreement:

“1.34       “API” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.35       “Core Oversight Group” means a group formed pursuant to Section 4.2.1(a).”

“1.36       “Executive Committee” means a committee formed pursuant to Section 4.2.2(a).”

“1.37       “Exenatide LAR” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.38       “First Commercial Sale” means, with respect to Exenatide LAR, the first commercial sale of such product in a country after all Regulatory Approvals for such product have been obtained in such country.”

“1.39       “Four-Week Exenatide LAR” means a Product that is a formulation of API and that is designed to deliver API over a four-week period of time.”

“1.40       “Lilly” means Eli Lilly and Company.”

“1.41       “Ongoing Technical Support” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.42       “Project” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.43       “Project Plan” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.44       “RACI Task Analysis” means a list of the major tasks required to perform the Product Development Plan to be agreed by the Parties, including for each task:  the person or Party that is responsible for final decision making; the person or Party that is required to approve steps in the process; the person or Party that needs to be consulted for input and direction, but not approve decisions; and the person or Party that needs to be updated or informed, as such RACI Task Analysis may be amended from time to time as provided herein.”

“1.45       “Tech Transfer” shall have the meaning assigned to it in the Tech Transfer Agreement.”

“1.46       “Tech Transfer Agreement” means the Technology Transfer and Construction Management Agreement to be entered into between ACTII and Amylin concurrently herewith, as may be amended in accordance with its terms.”

2.                                      NON-SUIT

2.1          Section 2.1 of the Agreement is hereby amended by adding the following provision:

“(c)         Amylin and its Affiliates, sublicensees and agents, agree, on a worldwide basis, not to sue ACTII or its Affiliates, or any third party collaborating with ACTII or its Affiliates, for developing, making, having made, using, selling, offering to sell or importing a product outside the Field under patent rights held by Amylin or its Affiliates, or either of their sublicenses or agents, that cover or are an improvement to the process for the manufacture of Exenatide LAR transferred to Amylin by ACTII pursuant to the Tech Transfer Agreement.”

3.                                      PAYMENTS TO ACTII

3.1          Section 3.4 of the Agreement is hereby amended and restated in its entirety as follows:

“3.4         Payment for Four-Week Exenatide LAR.  According to Section 6, Amylin shall pay to ACTII a transfer price based on Net Sales of all Four-Week Exenatide LAR manufactured by ACTII.  For all Four-Week Exenatide LAR that is not manufactured by ACTII and is instead manufactured by a third party pursuant to Section 6.2 (“Failure to Supply”), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [***] percent ([***]%).  For all Four-Week Exenatide LAR that is not manufactured by ACTII and is instead manufactured by a third party pursuant to Section 6.3 (“Second Source”), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [***] percent ([***]%).  The royalty payable under this Section 3.4 will be payable only once with respect to a particular sale of Four-Week Exenatide LAR regardless of there being more than one Valid Claim of an ACTII Patent applicable to such Product”

3.2          Section 3.5 of the Agreement is hereby amended and restated in its entirety as follows:

“3.5         Royalties on Products Not Manufactured by ACTII.  Until [***] of the [***] full calendar year following the year in which the First Commercial Sale of Exenatide LAR occurs, Amylin shall pay to ACTII a royalty on Net Sales of Exenatide LAR at the following rates:  (i) [***] percent ([***]%) of Net Sales of the [***] of Exenatide LAR sold or commercially disposed of for value during any [***], or portion thereof, during such period and (ii) [***] percent ([***]%) of Net Sales of the [***] of Exenatide LAR sold or commercially disposed of for value during such [***], or portion thereof, during such period.  Except as otherwise provided in this Agreement, Amylin shall pay to ACTII a royalty on Net Sales of Products not manufactured by ACTII at the rate of [***] percent ([***]%).  The royalty payable under this Section 3.5 will be payable only once with respect to a particular sale of a Product regardless of there being more than one Valid Claim of an ACTII Patent applicable to such Product.”

4.                                      PRODUCT DEVELOPMENT PROGRAM

4.1          Section 4.1 of the Agreement is hereby amended and restated in its entirety as follows:

“4.1         Scope.  ACTII shall have principal responsibility for the formulation and non-clinical development of a Product for use in the Field, including formulation, development and optimization, stability testing, manufacturing of clinical supplies (except as provided below), process scale-up, process validation and preparation of the chemistry, manufacturing and controls (CMC) section of the NDA for Exenatide LAR.  Amylin shall have principal responsibility for toxicological and clinical development of a Product through Regulatory

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Approval and sole responsibility for commercialization of a Product.  Amylin and ACTII agree to use the RACI Task Analysis as a tool to assign responsibilities for decision making and to ensure information flow at the Project Working Team level with respect to performance by the Parties under the Product Development Plan.  The RACI Task Analysis with respect to the Product Development Plan may be amended from time to time during the term of this Agreement upon mutual written agreement of ACTII and Amylin.  The Parties acknowledge that as a result of such amendment, responsibilities for decision making may shift from one Party to another. Each Party shall use Commercially Reasonable Efforts in performing its functions under the Product Development Plan.  Subsequent to Tech Transfer except as otherwise agreed by the Parties, Amylin shall be responsible for the manufacture of any clinical supplies of Products other than pilot phase material to be used in clinical studies prior to Phase III Clinical Trials.  ACTII acknowledges that Lilly may collaborate with Amylin in the development of a Product, as a potential sublicensee of certain of Amylin’s rights hereunder.”

4.2          Section 4.2 of the Agreement is hereby amended and restated in its entirety as follows:

“4.2         Governance.

4.2.1        Core Oversight Group.

(a)           The committee known as the Steering Committee that was initially formed by the Parties under the Agreement shall after the Amendment Effective Date be known as the Core Oversight Group.  The Core Oversight Group shall operate and have the authority described in this Section 4.2, including the general authority over the management of the Product Development Plan and the Project Working Team, and shall have the further authority over the management of the Project as described in Article 3 of the Tech Transfer Agreement.

(b)           ACTII and Amylin shall each appoint three (3) representatives as their representatives to serve on the Core Oversight Group.  A Party may change its representatives from time to time by giving written notice to the other Party.

(c)           The Core Oversight Group shall generally meet at such times as it may decide and at least once per calendar quarter.  The location of Core Oversight Group meetings shall alternate between ACTII’s offices and Amylin’s offices unless otherwise agreed by the Parties.  Minutes of a meeting setting forth decisions of the Core Oversight Group shall be prepared by the Party hosting the meeting.  Minutes will become official when agreed to by all members of the Core Oversight Group.  Each Party will bear all expenses associated with attendance of its representatives at meetings.  If the Core Oversight Group members all agree, a meeting may be held by telephone.

(d)           Decisions of the Core Oversight Group shall be made by unanimous vote, with each member having one vote.  If the Core Oversight Group is unable to reach a unanimous vote on any issue, the issue shall be referred to the Executive Committee for resolution.

(e)           Within fifteen (15) days after the receipt of a proposed Product Development Plan or any amendments thereto from the Project Working Team or referral of any matter on which the Project Working Team did not reach consensus, the Core Oversight Group shall meet to consider the resolution of such matter or recommending approval of such proposed Product Development Plan or amendments to the Executive Committee, as applicable.  The Core Oversight Group shall also settle any disputes among the Project Working Team.

4.2.2        Executive Committee.

(a)           Within thirty (30) days after the Amendment Effective Date, the Parties shall form an Executive Committee.  The Executive Committee shall operate and have the authority described in this Section 4.2, including the general authority over the progress, budget and strategic direction of the Product Development Plan, and shall have the further authority over the progress, budget and strategic direction of the Project as described in Article 3 of the Tech Transfer Agreement.

(b)           ACTII and Amylin shall each appoint two (2) representatives as their representatives to serve on the Executive Committee.  A Party may change its representatives from time to time by giving written notice to the other Party.

(c)           The Executive Committee shall generally meet at such times as it may decide and at least twice per calendar year.  The location of Executive Committee meetings shall alternate between ACTII’s offices and Amylin’s offices unless otherwise agreed by the Parties, with the first meeting being held at Amylin’s office.  Minutes of a meeting setting forth decisions of the Executive Committee shall be prepared by the Party hosting the meeting.  Minutes will become official when agreed to by all members of the Executive Committee.  Each Party will bear all expenses associated with attendance of its representatives at meetings.  If the Executive Committee members all agree, a meeting may be held by telephone.

(d)           Decisions of the Executive Committee shall be made by unanimous vote, with each member having one vote.  Except as otherwise specifically set forth in Sections 3.3(a)(i) and (iii) of the Tech Transfer Agreement, if the Executive Committee is unable to reach a unanimous vote on any issue over which it has decision-making authority, the issue shall be referred to Amylin’s Chief Executive Officer (or successor position), who shall make the final decision regarding such issue.

(e)           Within fifteen (15) days after the receipt of a proposed Product Development Plan or any amendments thereto from the Core Oversight Group or referral of any dispute by the Core Oversight Group, the Executive Committee shall meet to consider approval of such plan or amendments or resolution of such dispute.  The Executive Committee, or the Core Oversight Group if and to the extent so designated by the Executive Committee, shall periodically review the Product Development Plan from a strategic perspective, the status of efforts to implement it and shall make any changes to the Product Development Plan that it deems necessary to accomplish the purpose of this Agreement.”

4.3          Subsections (c) and (d) to Section 4.3 of the Agreement are hereby amended and restated in their entirety as follows:

“(c)         As a general principle, the Project Working Team will use the RACI Task Analysis to agree to responsibilities, approvals, consultations and information flow under the Product Development Plan.  Except as provided in the succeeding sentence of this paragraph, in the event that the Project Working Team members do not reach consensus with respect to a matter that is within the purview of the Project Working Team within fifteen (15) days after the meeting in which they consider such matter, such matter may be referred by either Party to the Core Oversight Group for resolution.  Amylin’s representatives on the Project Working Team shall have the sole right to determine how to proceed with respect to any commercialization activity related to a Product.  No vote of the Project Working Team shall be taken unless a majority of the members of the Project Working Team are present, including at least one (1) representative of each Party.  The Project Working Team shall keep minutes of any meeting at which a decision is to be reached and shall circulate such minutes to all members of the Project Working Team and the Core Oversight Group.  Responsibility for the preparation of the minutes shall rest with the hosting party.  Minutes shall be deemed approved unless any member of the Project Working Team objects to the accuracy of such minutes within five (5) days of receipt.  A Party desiring to refer a matter on which consensus has not been reached by the Project Working Team to the Core Oversight Group shall make its referral in writing to all Core Oversight Group members within twenty (20) days of the meeting at which the matter was considered.  Action pursuant to any matter referred to the Core Oversight Group shall be suspended pending a determination by the Core Oversight Group or the referral of the matter to the Executive Committee for resolution.  A Party may at any time request reconsideration of any issue if it in good faith believes that substantial changes in circumstances have occurred that necessitate such reconsideration.

(d) (i)      The Project Working Team shall develop, and present to the Core Oversight Group for consideration, a detailed development plan to address fully, consistent with the terms of this Agreement, the key elements reasonably necessary for the research, development, formulation, and manufacture of Products through Regulatory Approval and the budgeted FTEs and other expenses related to all work to be conducted under the development plan (“Product Development Plan”).  The Product Development Plan shall be based on an initial product development plan, a first draft of which is attached as Exhibit B to this Agreement.  The product to be the subject of the initial product development plan shall be Exenatide LAR.  Should Amylin determine at any time during the course of this Agreement that it wishes to develop and commercialize an additional Field Product, or that it wishes to discontinue development and commercialization of Exenatide LAR and instead develop and commercialize a different Field Product, the Parties will negotiate in good faith whether to develop such additional or different Field Product and, if so, any appropriate alterations or additions to the provisions of this Agreement, including but not limited to its financial provisions.  In the event that Amylin discontinues the development and commercialization of Exenatide LAR and the Parties are unable to agree upon the development of a different Field Product within 180 days of such discontinuation, then this Agreement shall terminate as if Amylin had terminated this Agreement under Section 9.2(b).  The Project Working Team shall be responsible for implementing the Product Development Plan, addressing fully the appropriate strategy for development and Regulatory Approval of a Product, developing the responsibilities and procedures for handling any and all regulatory issues related to a Product and for addressing all issues that develop during the course of implementing the Product Development Plan.  Such implementation efforts shall include:  (A) establishing comprehensive and detailed plans designed to accomplish the goals of the Product Development Plan, including a plan pursuant to which ACTII will perform technical and scientific work under this Agreement, (B) allocating tasks and coordinating activities required to carry out the objectives of the Product Development Plan, (C) monitoring progress of the Product Development Plan, (D) monitoring the FTEs worked and expenditures made under the Product Development Plan and (E) discharging such other obligations as are assigned to the Project Working Team under this Agreement or by the Core Oversight Group.

(ii)           The Project Working Team may propose modifications to the Product Development Plan to the Core Oversight Group for its approval and recommendation to the Executive Committee.  No modification may be implemented unless approved by the Executive Committee or any authorized designee.”

4.4          Sections 4.4, 4.5 and 4.6 of the Agreement are hereby amended and restated in their entirety as follows:

“4.4         Quarterly Reports.  Within 30 days following the end of each calendar quarter each Party shall provide the Core Oversight Group and the Project Working Team with quarterly status reports summarizing its research and development efforts under the Product Development Plan during such quarter.  This report shall include a general summary of important events and milestones achieved, personnel changes, learning points and such other matters as the Party believes are relevant or that the Core Oversight Group may request.

4.5           Governance Following Product Launch.  As soon as practicable following launch of the Product in a Major Market Country, the Parties shall meet to review whether it is appropriate to continue the Product Development Plan under the day-to-day management of the Project Working Team, or whether the objectives of the Project Working Team have been substantially achieved and it is appropriate to disband or reorganize the Project Working Team.  Regardless of whether the Parties elect to disband or reorganize the Project Working Team, the Executive Committee shall continue to provide overall direction to development of Products.

4.6           Other Working Teams.  The Core Oversight Group and Project Working Team, with the approval of the Core Oversight Group, may appoint one or more other working teams (“Working Teams”) to perform such functions as the Core Oversight Group or Project Working Team, as applicable, may determine.  Unless a Party elects not to participate on a particular Working Team, all Working Teams shall have at least one representative of each Party.  Working Teams may provide advice and make recommendations to the Project Working Team, but shall have no authority to bind the Project Working Team or either Party.”

5.                                      FOUR-WEEK EXENATIDE LAR

5.1          Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

“6            Four-Week Exenatide LAR.

6.1           Manufacturing Agreement.  In the event Amylin decides to proceed with the development and commercialization of Four-Week Exenatide LAR, then Amylin and ACTII shall proceed in accordance with Section 4.3(d)(i).  If the Parties negotiate a Four-Week Exenatide LAR Product Development Plan, then ACTII shall have the option to be the exclusive manufacturer of Four-Week Exenatide LAR for a period of [***] ([***]) [***] after the first commercial sale in a Major Market Country of Four-Week Exenatide LAR, and, if ACTII exercises this option, ACTII shall exclusively manufacture and supply Four-Week Exenatide LAR, in the amounts and at such delivery times as required by Amylin, its Affiliates, sublicensees and Co-Marketers.  ACTII shall decide whether to exercise this option prior to the commencement of Phase III Clinical Trials for Four-Week Exenatide LAR.  Upon ACTII’s exercise of this option and prior to the commencement of Phase III Clinical Trials for Four-Week Exenatide LAR, or sooner if agreed by Amylin and ACTII, the Parties shall negotiate in good faith and enter into a manufacturing and supply agreement (the “Manufacturing Agreement”) on the terms provided in this Section 6 and such other terms to be mutually agreed upon, including but not limited to, provisions dealing with ACTII’s responsibility to incur all capital expenditures necessary to develop manufacturing capability for Four-Week Exenatide LAR (subject to the last sentence of this Section 6.1), minimum purchase requirements for Four-Week Exenatide LAR, forecasting of Amylin’s requirements for Four-Week Exenatide LAR, delivery times and terms, rejection of Four-Week Exenatide LAR, recall of Four-Week Exenatide LAR, inspection of ACTII’s manufacturing facilities, indemnification, and Amylin’s and ACTII’s responsibilities with respect to compliance with global governmental regulations and force majeure.  The agreement shall provide that Amylin will supply sufficient quantities of API for use in the manufacture of Four-Week Exenatide LAR for commercialization at no cost to ACTII.  Under the agreement Amylin shall pay ACTII a transfer price equal to the greater of (a) [***]% of Net Sales of Four-Week Exenatide LAR and (b) [***] dollars ($[***]) for each dose of Four-Week Exenatide LAR.  Such $[***] price shall be adjusted annually by ACTII in accordance with the annual percentage change in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. City Average — all items less food and energy (October 1999 equals 178.3 (Reference CUUR0000 SAOL1E)).  The Parties shall also negotiate in good faith provisions for inclusion in the agreement regarding payment by Amylin to ACTII of some portion of the transfer price at the time of shipment of Four-Week Exenatide LAR and quarterly reconciliation of the balance of the transfer price owed on Net Sales of Four-Week Exenatide LAR.  The agreement shall also include provisions regarding the manufacturing options provided to Amylin in Sections 6.2 and 6.3 below.  In addition the agreement shall include provisions regarding the reimbursement of ACTII by Amylin of any costs and expenses ACTII has incurred to design, construct, commission or validate any manufacturing facility, or portion thereof, including the purchase of equipment, to permit the manufacture of Four-Week Exenatide LAR in the event that Amylin does not develop Four-Week Exenatide LAR and commercialize it for a period of [five] ([5]) [years] after its first commercial sale in a Major Market Country.

6.2           Failure to Supply.  Should ACTII ever fail to supply any or all of Amylin’s (as well as any Affiliate, sublicensee or Co-Marketer of Amylin’s) needs for Four-Week Exenatide LAR to the extent Amylin has forecasted such needs, ACTII shall have the first right to secure a third party to manufacture that amount of Four-Week Exenatide LAR which ACTII has failed or anticipates failing to supply.  Such third party shall be approved by Amylin, which approval may not be unreasonably withheld.  In the event that ACTII is unable to secure a third party manufacturer, or ACTII continues to fail to supply all of Amylin’s (as well as any Affiliate, sublicensee or Co-Marketer of Amylin’s) needs for Four-Week Exenatide LAR for more than [***] ([***]) [***], Amylin may do any of the following:  (i) elect to make

***         CONFIDENTIAL TREATMENT REQUESTED

nonexclusive the license grant to ACTII with respect to Four-Week Exenatide LAR granted in accordance with Section 6.1, above, (ii) terminate the Manufacturing Agreement with ACTII for ACTII’s breach (should said breach be material), and (iii) either by itself and/or by utilizing the services of a third party, manufacture and supply Four-Week Exenatide LAR or components thereof (without an obligation to pay to ACTII any transfer price payments on such Four-Week Exenatide LAR manufactured by Amylin or such third party).  Any Four-Week Exenatide LAR sold by Amylin, its Affiliates, sublicensees or Co-Marketers under this Section 6.2 shall be subject to the applicable royalty payment provided in Section 3.4, above.

6.3           Second Source.  After the expiration of ACTII’s manufacturing exclusivity period of [***] ([***]) [***], as described in Section 6.1, above, Amylin may do any of the following:  (i) elect to make nonexclusive the license grant to ACTII with respect to Four-Week Exenatide LAR granted in accordance with Section 6.1, above, or (ii) either by itself and/or by utilizing the services of a third party, manufacture and supply Four-Week Exenatide LAR or components thereof (without an obligation to pay to ACTII any transfer price payments on such Four-Week Exenatide LAR manufactured by Amylin or such third party).  Any Four-Week Exenatide LAR sold by Amylin, its Affiliates, sublicensees or Co-Marketers under this Section 6.3 shall be subject to the applicable royalty payment provided in Section 3.4, above.

6.4           ACTII Cooperation.  In the event Amylin exercises its rights pursuant to Sections 6.2 or 6.3, above, to provide for manufacture of Four-Week Exenatide LAR other than by ACTII, ACTII shall transfer to Amylin or a third party, as appropriate, any ACTII Know-How required to enable Amylin or such third party to manufacture Four-Week Exenatide LAR and provide such assistance as is reasonably necessary to assist such manufacture and supply.  Amylin shall pay ACTII the FTE Hourly Rate for time spent by ACTII personnel in such technology transfer.”

6.                                      USE OF MATERIALS AND INFORMATION

6.1          The following new section is hereby inserted at the end of Section 8 of the Agreement:

“8.6         Disclosure to Collaboration Partner.  Notwithstanding anything to the contrary in this Agreement, Amylin may disclose the terms of this Agreement and Confidential Information of ACTII to Lilly as necessary or appropriate for the research, development or commercialization of Products; provided that Lilly is subject to obligations of confidentiality comparable to those contained herein.”

7.                                      PROSECUTION AND MAINTENANCE OF PATENTS

7.1          Subsections (a) and (b) of Section 10.2 of the Agreement are hereby amended and restated in their entirety as follows:

“(a)         ACTII’s Obligations to Prosecute.  ACTII shall file and control prosecution and maintenance of patent applications for all ACTII Patents, including ACTII Patents claiming Inventions owned by ACTII, and, subject to consultation rights granted to Amylin in Section 10.2(b) below, patents claiming Inventions owned jointly by ACTII and Amylin (“Joint Inventions”) and be responsible for related interference proceedings in

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accordance with reasonable commercial standards and reasonable principles of intellectual property protection, all at ACTII’s expense.  For prosecution and maintenance of patents and patent applications claiming Joint Inventions, ACTII shall use external counsel of its choosing, subject to the consent of the General Counsel of Amylin, which consent shall not unreasonably be withheld.  ACTII shall endeavor to ensure that all ACTII Patents, and patents claiming Joint Inventions are filed before any public disclosure of the inventions claimed therein to maximize the scope of protection of such patents filed outside the United States.  ACTII shall furnish Amylin with copies of all substantive communications between ACTII and applicable patent offices regarding patents and patent applications claiming Inventions.

(b)           Consultation; No Disclosure by Amylin.  ACTII and Amylin shall discuss and evaluate Joint Inventions and confer with each other regarding the advisability of filing patent applications in the United States and in foreign countries to cover Joint Inventions.  ACTII shall provide to Amylin (i) draft patent applications, and (ii) draft official correspondence to national or international patent authorities which purports to amend the scope of the claims presented in the originally filed application, each to be provided sufficiently in advance of filing for Amylin to have the opportunity to comment thereon, and at least 30 days prior to the contemplated filing date whenever possible.  Any reasonable requests made by Amylin pertaining to such drafts shall be reflected in such drafts, provided that Amylin provides such input to ACTII sufficiently in advance of such proposed submission date to permit inclusion therein.  Amylin shall endeavor to delay any public disclosure of the subject matter of any patent application filed or to be filed by ACTII under this Agreement until after filing by ACTII of such patent application.  Should the respective patent counsel of ACTII and Amylin be unable to agree, within thirty (30) days (or earlier if such time period might affect patentability) of a set of claims being presented by one Party to the other, as to the inventorship of any patent application claiming an Invention in which each Party claims its employee or agent is an inventor, the Parties shall refer such dispute to a neutral patent attorney or other appropriately qualified person mutually agreed upon by the Parties.  Such neutral third party shall be instructed to complete his/her determination as to inventorship within thirty (30) days of referral of the dispute (or earlier if such time period might affect patentability).  Such neutral third party’s determination regarding the referred issue shall be final and binding upon the Parties.  The Party whose position did not agree with the neutral third party’s determination will pay the fees associated with such neutral third party decision, unless neither Party’s position prevails in which case the Parties will share on a 50/50 basis the fees associated with such neutral third party’s decision.”

8.                                      MISCELLANEOUS PROVISIONS

8.1                      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

8.2                      Entire Agreement.  Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.  If there is any inconsistency or conflict between any provision in this Amendment and any provision in the Agreement, the provision in this Amendment shall control.

8.3                      Headings.  Any headings and captions included herein are for convenience of reference only and shall not be used to construe this Amendment.

8.4                      Counterparts; Facsimile.  This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signature of each of the Parties hereto.  This Amendment may be executed in counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.  This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT as of the Amendment Effective Date.

AMYLIN PHARMACEUTICALS, INC.		ALKERMES CONTROLLED THERAPEUTICS INC. II

By:	/s/ Daniel M. Bradbury	By:	/s/ Michael Landine

Title:	Chief Operating Officer	Title:	Vice President, Corporate Development